News Release

Firsthand Technology Value Fund Discloses Top Portfolio Holdings

San Jose, CA, March 2, 2012 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings at the end of February 2012 included Facebook, Intevac, SoloPower, Silicon Genesis, and Yelp.

1.
Facebook, Inc. is an online social networking service with 845 million active users worldwide. As of February 29, 2012, the Fund’s investment in Facebook consisted of 200,000 shares of Class B common stock.

2.
Intevac, Inc. (NASDAQ: IVAC) produces manufacturing equipment for the solar photovoltaic and disk drive industries. As of February 29, 2012, the Fund’s investment in Intevac consisted of 545,156 shares of common stock.

3.
SoloPower, Inc. is a manufacturer of thin-film solar photovoltaic modules. As of February 29, 2012, the Fund’s investment in SoloPower consisted of approximately 1.6 million shares of preferred stock, and warrants to purchase approximately 400,000 shares of common stock.

4.
Silicon Genesis Corp. is a developer of layer transfer technology for the semiconductor and solar industries. As of February 29, 2012, the Fund’s investment in Silicon Genesis consisted of approximately 8.5 million shares of preferred and common stock, various convertible securities, and warrants to purchase additional common and preferred stock.

News Release

5.
Yelp, Inc. operates a social networking website that allows users to search for and post reviews of local businesses. As of February 29, 2012, the Fund’s position in Yelp consisted of 125,000 shares (following a 1:4 reverse stock split) of common stock.

As of December 31, 2011, total net assets of the fund were approximately $84 million. Complete financial statements and a detailed schedule of investments will be made available with the Fund's annual report filing on Form 10-K in March 2012.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

#  #  #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

News Release

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com